Exhibit 5.1

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

tel 215.665.8500

fax 215.864.8999

www.ballardspahr.com

October 14, 2022

Essential Utilities, Inc.
762 W. Lancaster Avenue

Bryn Mawr, PA 19010

RE: Common Stock Offering of Essential Utilities, Inc.

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the ATM Offering (as defined below) and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated October 14, 2022 (the “Prospectus Supplement”) relating to the offering by the Company of up to an aggregate gross sales price of $500,000,000 of shares (the “Stock”) of the Company’s common stock, par value $0.50 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File-No. 333-255235) (the “Registration Statement”) which became effective upon filing, on April 15, 2021, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Stock is to be sold by the Company from time to time in an at-the-market offering (the “ATM Offering”) pursuant to those certain Sales Agreements, each dated October 14, 2022, (each, a “Sales Agreement” and collectively, the “Sales Agreements”) by and among the Company and each of Barclays Capital Inc. (“Barclays”), RBC Capital Markets, LLC (“RBC Capital Markets”), TD Securities (USA) LLC (“TD Securities”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC, as sales agents, principals and/or forward sellers (each individually an “Agent” and collectively, the “Agents”) and an affiliate of Barclays, an affiliate of RBC Capital Markets, an affiliate of TD Securities and an affiliate of Wells Fargo Securities, as applicable, as forward purchasers (each individually a “Forward Purchaser” and collectively, the “Forward Purchasers”). Sales made pursuant to the ATM Offering may involve an Agent as a Forward Purchaser in a forward stock purchase transaction under a Confirmation entered into pursuant to the applicable Sales Agreement (each, a “Confirmation” and collectively, the “Confirmations”). The Sales Agreements, the form of Confirmation and the form of Forward Instruction Notice (as defined in the applicable Sales Agreement) to be used for forward sales are collectively referred to as the “Transaction Agreements,” which forms of Transaction Agreements have been filed as exhibits to the Company’s Current Report on Form 8-K, to which this opinion is attached as an exhibit.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Articles of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the prospectus contained within the Registration Statement; (v) the Prospectus Supplement; (vi) the Transaction Agreements; (vii) such other corporate records, agreements, documents and instruments; and (viii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of staff, officers and representatives of the Company, and have made such inquiries of such staff, officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Essential Utilities, Inc.

October 14, 2022

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Stock to be issued and sold by the Company under the Sales Agreements, including any Stock issued upon physical or net share settlement, as applicable, pursuant to the Transaction Agreements, have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Transaction Agreements, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement and the Prospectus Supplement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP